Rialto
Capital
2014 Annual Statement of Servicer Compliance (Item 1123)
Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of November 1, 2013 by and among RBS Commercial Funding, Inc., as Depositor, Wells Fargo Bank, National Association as Master
Servicer, Rialto Capital Advisors, LLC as Special Servicer, Wells Fargo Bank, National Association as Certificate
Administrator, as Tax Administrator and as Custodian, TriMont Real Estate Advisors, Inc., as Trust Advisor, U.S.
Bank National Association as Trustee relating to the WFRBS Commercial Mortgage Trust 2013-C17, Commercial
Mortgage Pass-through Certificates, Series 2013-C17 (WFRBS 2013-C17)
The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the "Special
Servicer") herein certifies to the following:
1.
All servicing activities and performance of such servicing activities under the Pooling and Servicing
Agreement are performed on behalf of the Special Servicer.
2.
A review of the servicing activities and performance by the Special Servicer for the period of January 1,
2014 to December 31, 2014 (the "Reporting Period") in accordance with the Pooling and Servicing
Agreement has been conducted under my supervision.
3.
To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects for the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.
Certified by: _/s/ Adam Singer__________________
Date: March 5, 2015
Adam Singer, Managing Director